UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 22, 2011 (November 21, 2011)
Travelport Limited
(Exact name of Registrant as specified in its charter)

Bermuda	333-141714	98-0505100
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)
300 Galleria Parkway
Atlanta, GA 30339
(Address of principal executive office)
Registrant’s telephone number, including area code (770) 563-7400
N/A
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 8.01 Other Events.
     A federal judge in Texas has dismissed all but one count of American Airlines’ (“AA”) antitrust case against Travelport. In a sealed decision issued on November 21, 2011, the United States District Court for the Northern District of Texas (the “Court”) dismissed AA’s claims that: (1) Travelport monopolizes distribution to travel agencies; (2) Travelport entered into a conspiracy with travel agencies to monopolize distribution; (3) Travelport’s agreements with airlines and travel agencies unlawfully restrain trade; and (4) Travelport’s actions are illegal under Texas state law.
     The one claim the Court allowed to proceed for further factual analysis was the claim that Travelport monopolizes access to Travelport’s current travel agency subscriber base. Monopolization claims based on such narrowly defined markets rarely succeed, and a similar claim brought against a competitor was recently rejected by a federal court in New York.
     AA has until December 5, 2011 to amend its complaint, but is not allowed to reassert the claims that Travelport’s agreements with airlines and travel agencies unlawfully restrain trade or that Travelport’s actions violate Texas state law.
     Travelport is pleased that the Court recognized the meritless nature of most of the claims brought by AA and severely restricted the scope of AA’s remaining claim. Travelport will continue to defend itself vigorously against this limited claim which Travelport views as being wholly without merit. Travelport remains confident that, after analyzing the facts, the Court will find this claim as meritless as AA’s other claims. While no assurance can be provided, Travelport does not believe the outcome of this dispute will have a material adverse effect on its results of operations or liquidity condition.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELPORT LIMITED
By:	/s/ Eric J. Bock
Eric J. Bock
Executive Vice President, Chief Legal Officer and Chief Administrative Officer

Date: November 22, 2011